Exhibit 99.7

2000 ASSOCIATE STOCK OPTION PLAN

OF

LIVERAMP HOLDINGS, INC.

1. Establishment and Purpose. The purpose of the 2000 Associate Stock Option Plan of LiveRamp Holdings, Inc. (the “Plan”) is to further the growth and development of LiveRamp Holdings, Inc. (the “Company”) and any of its present or future Subsidiaries and Affiliated Companies (as defined below) by granting to certain Associates (as defined below) of the Company and any Subsidiary or Affiliated Company options to purchase shares of Common Stock (as defined below) of the Company, thereby offering such Associates a proprietary interest in the Company’s business and a more direct stake in its continuing welfare, and aligning their interests with those of the Company’s shareholders. This Plan is also intended to assist the Company in attracting and retaining talented Associates, who are vital to the continued development and success of the Company.

2. Definitions. The following capitalized terms, when used in the Plan, will have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(b) “Affiliated Company” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

(c) “Associate” means any employee, officer (whether or not also a director), affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(f) “Common Stock” means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 19 of the Plan.

(g) “Committee” means a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Committee, which may not be less than two, are intended at all times to qualify as “outside directors” within the meaning of Section 162(m) of the Code and “Non-Employee Directors” within the meaning of Rule 16b-3; provided, however, that the failure of a member of such Committee to so qualify shall not be deemed to invalidate any Stock Option granted by such Committee.

(h) “Date of Grant” means the date specified by the Committee or the Board, as applicable, on which a grant of Stock Options or Stock Appreciation Rights will become effective.

(i) “Exercise Price” means the purchase price per share payable upon exercise of a Stock Option.

(j) “Fair Market Value” means, as of any applicable determination date or for any applicable determination period, the fair market value of the Common Stock as determined by the Committee or Board.

(k) “Grant Documents” means any written agreement, memorandum or other document or instrument, authorized by the Committee or Board, evidencing the terms and conditions of a Stock Option or Stock Appreciation Right grant under the Plan.

(l) “Incentive Stock Option” means a Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(m) “Legal Requirements” mean any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service (including Section 422 of the Code), the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., The Nasdaq, Inc.’s National Market (or any other stock exchange upon which the Common Stock is listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan.

(n) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(o) “Participant” means a person who is selected by the Committee or the Board, as applicable, to receive Stock Option or Stock Appreciation Right grants under the Plan and who is at that time an Associate.

(p) “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

(q) “Stock Appreciation Right” means the right pursuant to an award granted under Section 12 of the Plan, to surrender to the Company all (or a portion) of such right and, if applicable, a related Stock Option, and receive cash or shares of Common Stock in accordance with the provisions of Section 12.

(r) “Stock Option” means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Section 4 of the Plan.

(s) “Strike Price” shall have the meaning set forth for such term in Section 12(b) of the Plan.

(t) “Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

3. Administration. The Plan shall be administered by the Committee and the Board. Each of the Committee or the Board has the full authority and discretion to administer the Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

(a) select the Associates eligible to become Participants under the Plan;

(b) determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options or Stock Appreciation Rights are to be granted hereunder to one or more Associates;

(c) determine the number of shares of Common Stock to be covered by each such grant;

(d) determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the Exercise Price or Strike Price and any restriction, limitation, procedure, or deferral related thereto, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option, or the shares of stock relating thereto, or any Stock Appreciation Right, based in each case on such guidelines and factors as the Committee or Board shall determine from time to time in its sole discretion); and

(e) determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan.

Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provision of the Plan and any Stock Option or Stock Appreciation Right grant issued under the Plan (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

Each of the Committee and the Board shall also have the authority to provide, in its discretion, for the recision, forfeiture, cancellation or other restriction of any Stock Option or Stock Appreciation Right granted under the Plan, or for the forfeiture, recision or repayment to the Company by an Associate or former Associate of any profits or gains related to the exercise of any Stock Option or Stock Appreciation Right granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company; provided, however, that this provision shall have no application after a Change in Control Event (as defined below in Section 20) has occurred.

All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee’s or Board’s sole discretion and shall be final and binding on all persons including the Company and any Participant. No member of the Committee or Board will be liable for any such action or determination made in good faith.

Notwithstanding any provision of the Plan to the contrary, the Committee will have the exclusive authority and discretion to administer or otherwise take any action required or permitted to be taken under the provisions of Sections 4, 6, 7, 8, 10, 11, 12, 18 or 19 hereof with respect to Stock Options or Stock Appreciation Rights granted under the Plan that are intended to comply with the requirements of Section 162(m) of the Code.

4. Grant of Stock Options. The Committee or the Board may from time to time authorize grants of Stock Options to any Participant upon such terms and conditions as the Committee or Board may determine in accordance with the provisions set forth in this Plan. Each grant will specify, among other things, the number of shares of Common Stock to which it pertains; the Exercise Price, the form of payment to be made by the Participant for the shares purchased upon exercise of the Stock Option and the required period or periods (if any) of continuous service by the Participant with the Company, a Subsidiary or an Affiliated Company and/or any other conditions to be satisfied before the Stock Options or installments thereof will vest and become exercisable. Stock Options granted under the Plan may be either Non-Qualified Stock Options or Incentive Stock Options. The Committee or Board, at the time each Stock Option is granted, shall designate such option as either a Non-Qualified Stock Option or an Incentive Stock Option.

Notwithstanding any provision of the Plan to the contrary, the aggregate Fair Market Value (as determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed the maximum amount specified by Section 422 of the Code, as amended from time to time (currently $100,000).

Each Stock Option granted under this Plan will be evidenced by Grant Documents delivered to the Participant containing such further terms and provisions, consistent with the Plan, as the Committee or Board may approve in its discretion.

5. Shares Subject to the Plan. The total number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed in the aggregate 6,500,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or Board. Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan. The shares of Common Stock available for issuance under the Plan will be subject to adjustment as provided in Section 19 below.

6. Eligible Participants. All Associates shall be eligible to receive Stock Options and thereby become Participants in the Plan, regardless of such Associate’s prior participation in the Plan or any other benefit plan of the Company. No executive officer named in the Summary Compensation Table of the Company’s then current Proxy Statement shall be eligible to receive in excess of 600,000 Stock Options or Stock Appreciation Rights in any three-year period.

7. Exercise Price.

(a) The Exercise Price for each share of Common Stock purchasable under any Stock Option shall be not less than 100% of the Fair Market Value per share on the Date of Grant as the Committee or Board shall specify. All such Exercise Prices shall be subject to adjustment as provided for in Section 19 hereof.

(b) If any Participant to whom an Incentive Stock Option is to be granted under the Plan is on the Date of Grant the owner of stock (as determined under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Subsidiaries or Affiliated Companies, then the following special provisions shall be applicable to any Incentive Stock Options granted to such individual:

(i) The Exercise Price per share of Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock on the Date of Grant; and

(ii) The Incentive Stock Option shall not have a term in excess of five (5) years from the Date of Grant.

8. Exercise Period. Subject to Section 19 hereof, the period during which a Stock Option shall vest and become exercisable by a Participant (or his or her representative(s) or transferee(s)) whether during or after employment or following death, retirement or disability (the “Exercise Period”) shall be such period of time as may be designated by the Committee or Board as set forth in the applicable Grant Documents executed in connection with such Stock Option. If the Committee or Board provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee or Board may waive or accelerate such installment exercise provisions at any time at or after grant in whole or in part, based upon such factors as the Committee or Board shall determine, in its sole discretion.

The maximum duration of any Incentive Stock Option granted under the Plan shall be ten (10) years from the Date of Grant (and no such Incentive Stock Option shall be exercisable after the expiration of such (10) year period), although such options may be granted for a lesser duration. The duration of Non-Qualified Stock Options shall be for such period as determined by the Committee or Board in its sole discretion.

9. Exercise of Option. Subject to Section 19 hereof, a Stock Option may be exercised by a Participant at any time and from time to time during the Exercise Period by giving written notice of such exercise to the Company specifying the number of shares of Common Stock to be purchased by Participant. Such notice shall be accompanied by payment of the Exercise Price in accordance with Section 10 below.

10. Payment for Shares. Full payment of the Exercise Price for shares purchased upon exercise of a Stock Option, together with the amount of any tax or excise due in respect of the sale and issue thereof, may be made in one of the following forms of payment:

(a) Cash, by check or electronic funds transfer;

(b) Pursuant to procedures approved by the Company, through the sale (or margin) of shares of Common Stock acquired upon exercise of the Stock Option through a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale (or if applicable margin loan) proceeds sufficient to pay for the Exercise Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise;

(c) By delivering previously-owned shares of the Company’s Common Stock owned by the Participant for a period of at least six months having a Fair Market Value on the date upon which the Participant exercises his or her Stock Option equal to the Exercise Price, or by delivering a combination of cash and shares of Common Stock equal to the aggregate Exercise Price;

(d) By authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant upon exercise of a Stock Option having an aggregate Fair Market Value on the date upon which the Participant exercises his or her Stock Option equal to the aggregate Exercise Price; or

(e) By any combination of the foregoing;

provided however, that the payment methods described in clauses (c), (d) or (e) immediately above shall not be available to a Participant (i) without the prior consent of either the Committee or Board, or its authorized designee(s) and (ii) if at any time that the Company is prohibited from purchasing or acquiring shares of Common Stock under applicable law. The Committee may permit a Participant to defer the issuance of any shares, subject to such rules and procedures as it may establish.

The Company will issue no certificates for shares until full payment of the Exercise Price has been made, and a Participant shall have none of the rights of a shareholder until certificates for the shares purchased are issued to him or her; provided however, that for purposes of this Section 10, full payment shall be deemed to be received by the Company upon evidence of delivery to a broker-dealer of the irrevocable instructions contemplated by clause (b) immediately above.

11. Withholding Taxes. The Company may require a Participant exercising a Non-Qualified Stock Option or Stock Appreciation Right granted hereunder to reimburse the Company (or the entity which employs such Participant) for taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance of the shares. Such withholding requirements may be satisfied by any one of the following methods:

(a) A Participant may deliver cash in an amount which would satisfy the withholding requirement;

(b) A Participant may deliver previously-owned shares of Common Stock (based upon the Fair Market Value of the Common Stock on the date of exercise) in an amount which would satisfy the withholding requirement; or

(c) With the prior consent of either the Committee or Board, or its authorized designee, a Participant may request that the Company (or the entity which employs such Participant) withhold from the number of shares otherwise issuable to the Participant upon exercise of a Stock Option such number of shares (based upon the Fair Market Value of the Common Stock on the date of exercise) as is necessary to satisfy the withholding requirement.

12. Stock Appreciation Rights.

(a) When granted, Stock Appreciation Rights may, but need not be identified with a specific Stock Option (including any Stock Option granted on or before the Date of Grant of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with shares subject to a Stock Option, then, unless otherwise provided in the applicable Grant Document, the Participant’s associated Stock Appreciation Rights shall terminate upon the expiration, termination, forfeiture or cancellation of such Stock Option or the exercise of such Stock Option.

(b) The “Strike Price” of any Stock Appreciation Right shall (i) for any Stock Appreciation Right that is identified with a Stock Option, equal the Exercise Price of such Stock Option, or (ii) for any other Stock Appreciation Right, be not less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant as the Committee or Board shall specify.

(c) Subject to Section 19 hereof, (i) each Stock Appreciation Right which is identified with any Stock Option grant shall vest and become exercisable by a Participant as and to extent that the related Stock Option which respect to which such Stock Appreciation Right is identified may be exercised and (ii) each other Stock Appreciation Right shall vest and become exercisable by a Participant, whether during or after employment or following death, retirement or disability, at such time or times as may be designated by the Committee or Board as set forth in the applicable Grant Documents executed in connection with such Stock Appreciation Right.

(d) Subject to Section 19 hereof, Stock Appreciation Rights may be exercised by a Participant by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Grant Documents, the exercise of Stock Appreciation Rights which are identified with shares of Common Stock subject to a Stock Option shall result in the cancellation or forfeiture of such Stock Option to the extent of such exercise of such Stock Appreciation Right.

(e) The benefit to the Participant for each Stock Appreciation Right exercised shall be equal to (i) the Fair Market Value of a share of Common Stock on the date of such exercise, minus (ii) the Strike Price of such Stock Appreciation Right. Such benefit shall be payable in cash, except that the Committee or Board may provide in the Grant Documents that benefits may be paid wholly or partly in shares of Common Stock.

13. Loans or Guarantee of Loans. The Committee or Board, or its authorized designee(s), may authorize the extension of a loan to a Participant by the Company (or the guarantee by the Company of a loan obtained by a Participant from a third party) in order to assist a Participant to exercise a Stock Option granted under the Plan. The terms of any loans or guarantees, including the interest rate and terms of repayment, will be subject to the discretion of the Committee or Board, or its authorized designee(s). Loans and guarantees may be granted without security, the maximum credit available being the Exercise Price of the Stock Option sought to be exercised plus any federal and state income tax liability incurred upon exercise of the Stock Option.

14. Clawback. All Awards granted pursuant to this Plan are subject to the Company’s “clawback policy” as may be in effect at the time.

15. Transferability.

(a) Incentive Stock Options granted under this Plan shall not be transferred by a Participant, except by will or by the laws of descent and distribution.

(b) Non-Qualified Stock Options and Stock Appreciation Rights (subject to the limitations in paragraph (c) below) granted under the Plan may be transferred by a Participant to: (i) the Participant’s family members (whether related by blood, marriage, or adoption and including a former spouse); (ii) trust(s) in which the Participant’s family members have a greater than 50% beneficial interest; and (iii) family partnerships and/or family limited liability companies which are controlled by the Participant or the Participant’s family members, such transfers being permitted to occur by gift or pursuant to a domestic relation order, or, only in the case of transfers to the entities described in clauses (i) and (ii) immediately above, for value. The Committee or Board, or its authorized designee(s) may, in its sole discretion, permit transfers of Non-Qualified Stock Options or Stock Appreciation Rights to other persons or entities upon the request of a Participant. Subsequent transfers of previously transferred Non-Qualified Stock Options or Stock Appreciation Rights may only be made to one of the permitted transferees named above, unless the subsequent transfer has been approved by the Committee or the Board, or its authorized designee(s). Otherwise, such transferred options may be transferred only by will or the laws of descent and distribution.

(c) Notwithstanding the foregoing, if at the time any Stock Option is transferred as permitted under this Section 15, a corresponding Stock Appreciation Right has been identified as being granted in tandem with such Stock Option, then the transfer of such Stock Option shall also constitute a transfer of the corresponding Stock Appreciation Right, and such Stock Appreciation Right shall not be transferable other than as part of the transfer of the Stock Option to which it relates.

(d) Concurrently with any transfer, the transferor shall give written notice to the Plan’s then current Stock Option administrator of the name and address of the transferee, the number of shares being transferred, the Date of Grant of the Stock Options or Stock Appreciation Rights being transferred, and such other information as may reasonably be required by the administrator. Following transfer, any such Stock Options or Stock Appreciation Rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the Plan and applicable Grant Documents shall continue to be applied with respect to the original Participant, and such Stock Options or Stock Appreciation Rights shall be exercisable by the transferee only to the extent that they could have been exercised by the Participant under the terms of such Grant Documents. The Company disclaims any obligation to provide notice to a transferee of any termination or expiration of a transferred Stock Option or Stock Appreciation Right.

16. Conditions to Exercise of Options. The Committee or Board may, in its discretion, require as conditions to the exercise of Stock Options or Stock Appreciation Rights and the issuance of shares thereunder either (a) that a registration statement under the Securities Act of 1933, as amended, with respect to the Stock Options or Stock Appreciation Rights and the shares to be issued upon the exercise thereof, containing such current information as is required by the Rules and Regulations under said Act, shall have become, and continue to be, effective; or (b) that the Participant or his or her transferee(s) (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that he or she is acquiring the Stock Option or Stock Appreciation Right and, at the time of exercising the Stock Option or Stock Appreciation Right, that he or she is acquiring the shares for his/her own account, for investment and not with a view to or in connection with any distribution; (ii) shall have agreed to restrictions on transfer, in form and substance satisfactory to the Company; and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the option and on the certificate representing the shares.

17. Conditions to Effectiveness of the Plan. No Stock Option of Stock Appreciation Right shall be granted or exercised if the grant of the Stock Option or Stock Appreciation Right, or the exercise and the issuance of shares or other consideration pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction.

18. Alteration, Termination, Discontinuance, Suspension, or Amendment.

(a) Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the Participant, amend any Grant Documents evidencing a Stock Option or Stock Appreciation Right granted under the Plan, or otherwise take action, to accelerate the time or times at which the Stock Option or Stock Appreciation Right may be exercised, to extend the expiration date of the Stock Option or Stock Appreciation Right, to waive any other condition or restriction applicable to such Stock Option or Stock Appreciation Right or to the exercise of such Stock Option or Stock Appreciation Right, to reduce the Exercise Price or Strike Price, as applicable, of such Stock Option or Stock Appreciation Right, to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control of the Company and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents) and may amend any such Grant Documents in any other respect with the consent of the Participant.

(b) Subject to the requirements of paragraph (c) below, the Plan may be amended from time to time by the Board or any duly authorized committee thereof.

(c) If required by any Legal Requirement, any amendment to the Plan or any Grant Document will also be submitted to and approved by the requisite vote of the shareholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to Stock Options or Stock Appreciation Rights, the Board and the Committee each reserves the right to amend the Plan or any Grant Documents evidencing a Stock Option or Stock Appreciation Right to the extent of any such requirement, amendment or supplement, and all Stock Options or Stock Appreciation Rights then outstanding will be subject to such amendment.

(d) Notwithstanding any provision of the Plan to the contrary, the Committee or the Board may not, without prior approval of the shareholders of the Company, reprice any outstanding Stock Option by either lowering the Exercise Price thereof or canceling such outstanding Stock Option in consideration of a grant having a lower Exercise Price. This paragraph 17(d) is intended to prohibit the repricing of “underwater” Stock Options without prior shareholder approval and shall not be construed to prohibit the adjustments provided for in Section 19 hereof.

(e) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option or Stock Appreciation Right.

(f) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate a Participant’s employment or other service at any time.

19. Adjustment of Shares. Notwithstanding any other provision of the Plan to the contrary, in the event of any change affecting the shares of Common Stock subject to the Plan or any Stock Option or Stock Appreciation Right granted under the Plan (through merger, consolidation, reorganization, recapitalization, dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or other change in capital structure of the Company), appropriate adjustments or substitutions shall be made by the Committee or Board as to the (i) maximum number of shares of Common Stock subject to the Plan, (ii) maximum number of shares of Common Stock for which Stock Options or Stock Appreciation Rights may be granted to any one employee, (iii) the number of shares of Common Stock and price per share subject to outstanding Stock Options or Stock Appreciation Rights, and (iv) class of shares of stock that may be delivered under the Plan and/or each outstanding Stock Option or Stock Appreciation Right as shall be equitable to prevent dilution or enlargement of rights under previously granted Stock Options or Stock Appreciation Rights. The determination of the Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related Stock Appreciation Right shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

20. Change in Control. Notwithstanding any other provision of the Plan to the contrary, upon the occurrence of a transaction involving the consummation of a reorganization, merger, consolidation or similar transaction involving the Company (other than a reorganization, merger, consolidation or similar transaction in which the Company’s shareholders immediately prior to such transaction own more than 50% of the combined voting power entitled to vote in the election of directors of the surviving corporation), a sale of all or substantially all of its assets, the liquidation or dissolution of the Company, the acquisition of a significant percentage, which shall be no less than beneficial ownership (within the meaning of Rule 13d-3 under the Act) of 20%, of the voting power of the Company, (each a “Change in Control Event”), which shall not include preliminary transaction activities such as receipt of a letter of interest, receipt of a letter of intent or an agreement in principle, each outstanding Stock Option and Stock Appreciation Right will be treated as the Committee or Board may determine (subject to the provisions of the following paragraph), without a Participant’s consent, including, without limitation, that (A) Stock Options and Stock Appreciation Rights will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or affiliate thereof), with appropriate adjustments as to the number and kind of shares and prices; (B) upon written or electronic notice to a Participant, that the Participant’s Stock Options and Stock Appreciation Rights will terminate upon or immediately prior to the consummation of such Change in Control Event; (C) that, to the extent the Committee or Board may determine, in whole or in part prior to or upon consummation of such Change in Control Event, Stock Options and Stock Appreciation Rights may become immediately exercisable; (D) the termination of a Stock Option or Stock Appreciation Right in exchange for an amount equal to the excess of the fair market value of the shares of Common Stock subject to the Stock Option or Stock Appreciation Right immediately prior to the occurrence of such transaction (which shall be no less than the value being paid for such shares pursuant to such transaction as determined by the Committee or Board) over the Exercise Price or Strike Price, if applicable, of such award, with such amount payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee or Board in their discretion shall determine, or (E) any combination of the foregoing. In taking any of the actions permitted by this Section 20, the Committee or Board will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Notwithstanding the definition of Change in Control Event above in this Section 20, to the extent required to avoid the adverse tax consequences under Section 409A of the Code, a Change in Control Event shall be deemed to occur only to the extent it also meets the requirements for a change in control event for purposes of Section 409A of the Code.

In the event that the successor corporation does not assume or substitute for a Stock Option or Stock Appreciation Right (or portion thereof), Stock Options and Stock Appreciation Rights will vest and become immediately exercisable. In addition, if a Stock Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control Event, the Committee or Board will notify the Participant in writing or electronically that the Stock Option or Stock Appreciation Right will be exercisable for a period of time determined by the Committee or Board in its sole discretion, and the Stock Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 20, a Stock Option or Stock Appreciation Right will be considered assumed if, following the Change in Control Event, the award confers the right to purchase or receive, for each share of Common Stock subject to the Stock Option or Stock Appreciation Right immediately prior to the Change in Control Event, the consideration (whether stock, cash, or other securities or property) received in the Change in Control Event by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Change in Control Event is not solely common stock of the successor corporation or its parent entity, the Committee or Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of a Stock Option or Stock Appreciation Right, for each share of Common Stock subject to such Stock Option or Stock Appreciation Right, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control Event.

Notwithstanding anything in this Section 20 to the contrary, a Stock Option or Stock Appreciation Right that vests, is earned or paid-out upon the satisfaction of one or more pre-established objective performance goals over a performance period will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control Event corporate structure will not be deemed to invalidate an otherwise valid award assumption.

21. Use of Proceeds. Proceeds realized from the sale of Common Stock pursuant to Stock Options granted hereunder shall constitute general funds of the Company.

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